Exhibit 10.9

PREAMBLE

This Agreement is entered into this 25th day of February, 2002 by and between Heim Bearing division, Roller Bearing Company, hereinafter called the COMPANY, AND THE INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA, U.A.W., AND AMALGAMATED LOCAL 376, UAW, the certified bargaining representative of all employees in the appropriate unit, a signatory party hereto, hereinafter referred to as the UNION.

ASSIGNABILITY

This Agreement shall be binding upon the Successors and Assignees of the parties hereto, and no provisions, terms, or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by any change in the regular status, ownership or management of either party herein, provided the plant and facilities of the Company remain within the State of Connecticut.  In the event the present owners sell or assign the plant, or sell their interest in the business, the present owners agree to make this Agreement a condition of such sale or assignment, provided such sale or assignment contemplates that the plant and facilities of the Company will remain within the State of Connecticut, and the present owners shall be relieved of any personal liability whatsoever under the Agreement thereafter.

ARTICLE A

EMPLOYEES COVERED BY THIS

AGREEMENT

Section 1.  The Company recognizes the Union as the sole and exclusive bargaining agency of the following employees:  all production and maintenance employees, including stockroom employees and tool clerks, also shipping and receiving clerks, excluding, however, engineering and clerical employees and supervisory employees as defined in the Labor-Management Relations Act of 1947, and any amendments thereto.

ARTICLE B

RECOGNITION

Section 1.               The Union represents that it has been authorized by a majority of the Company’s employees in a unit appropriate for such purposes, as the representative designated or selected for the purpose of collective bargaining in respect to rates of pay, wages, hours of employment, or other conditions of employment.

ARTICLE C

UNION SECURITY

Section 1.               All present employees within the Bargaining Unit on the effective date of this Agreement shall, within thirty days thereafter, as a condition of employment, become and/or remain members of the Union in good standing to the extent of paying membership dues and initiation fees.

Section 2.               Employees in the bargaining Unit who have not on the effective date of this Agreement completed thirty days of employment with the Company shall, as a condition of employment, within thirty days after the effective date of this Agreement or at the expiration of thirty days of employment, whichever period is longer, become and remain members of the Union in good standing to the extent of paying membership dues and initiation fees.

Section 3.               All new employees hired during the life of this Agreement shall, as a condition of employment, within thirty days after date of hire or thirty days after the signing of this Agreement, whichever period is longer, become and remain members of the Union in good standing to the extent of paying membership dues and initiation fees.

Section 4.               The Company will give to each present employee a printed copy of this Agreement.

Section 5.               The Company will give a printed copy of this agreement, together with an authorization form for check-off of dues to all new hires.

ARTICLE D

CHECK-OFF

Section 1.               The Company shall deduct, for employees covered by this Agreement who are members of the Union, their Union membership dues and initiation fees levied against all Union members in accordance with the Constitution and Bylaws of the Union and promptly remit the same, together with a list of employees for whom deductions were made, to the Financial Secretary of the Union who is authorized to receive said payments, provided that the Company has received from such employees individual and voluntary signed authorizations.  Authorization cards shall be in the following form:

AUTHORIZATION FOR CHECK-OFF OF DUES

To Heim Bearings Division, Roller Bearing Company, Inc.

Date

I hereby assign to Local Union No. 376, International Union, United Automobile Aerospace and Agricultural Implement Workers of America (UAW), from any wages earned or to be earned by me as your employee (in my present or in any future employment by you), such sums as the Financial Officer of said Local Union No. 376 may certify as due and owing from me as membership dues, including an initiation or reinstatement fee and monthly dues in such sum as may be established from time to time as union dues in accordance with the Constitution of the International Union, UAW.  I authorize and direct you to deduct such amounts from my pay and to remit same to the Union at such times and in such manner as may be agreed upon between you and the Union at any time while this authorization is in effect.

This assignment, authorization and direction shall be irrevocable for the period of one (1) year from the date of delivery hereof to you, or until the termination of the collective agreement between the Company and the Union which is in force at the time of delivery of this authorization, whichever occurs sooner; and I agree and direct that this assignment, authorization and direction shall be automatically renewed and shall be irrevocable for successive periods of one (1) year each or for the period of each succeeding applicable collective period of each succeeding applicable collective agreement between the Company and the Union, whichever shall be shorter, unless written notice is given by me to the Company and the Union, not more than twenty (20) days and not less than ten (10) days prior to the expiration of each period of one (1) year, or of each applicable collective agreement between the Company and the Union whichever occurs sooner.

This authorization is made pursuant to the provisions of Section 392 (c) of the Labor Management Relations Act of 1947 and otherwise.

(Signature of Employee here)

(Type of print name of employee here)

(Date of sign.)		(Emp. Clock No.)

(Address of Employee)

(City)	(State)	(Zip)

(Soc. Sec. No.)		(Date of del. to Employer)

Section 2.               All deductions covered by this Agreement shall be made in a manner agreed upon with the Union, except that dues and initiation fees will be on a monthly basis.  However, local practices, relative to number of hours per month to be worked before dues deductions shall be made, shall be in accord with the Constitution of the International Union.  If in any month full dues are not deducted, the Company and Union may agree upon an orderly manner of collection in the succeeding month or months.

Section 3.               All sums deducted under the Agreement shall be remitted to the Financial Secretary of the local Union, prior to the first of the month following the deduction and the Company will furnish the financial Secretary of the local Union, monthly, a record of those for whom deductions have been made, together with the amount of such deductions and also a record of all terminations and employees absent during the week of the check-off.

ARTICLE 1

HOURS AND OVERTIME

Section 1.               The normal work week shall be:

(a)                                  Forty (40) hours, based on eight (8) hours per day, five (5) days per week, Monday through Friday inclusive.

(b)                                 The normal work week shall begin on Sunday night at 11:00 p.m. with the start of the third (3rd) shift and end 168 hours later.

(c)                                  The first day shall be the 24 hour period beginning with the employees regular scheduled shift starting time.

(1)           First shift hours 6:00 a.m. to 2:30 p.m.

(2)           Second shift hours 3:30 p.m. to midnight

(3)           Third shift hours 11:00 p.m. to 7:00 a.m.

(d)                                 Third shift employees will be entitled to a paid 20 minute lunch.

(e)                                  Friday will be the third shift’s “Saturday” for overtime pay calculation purposes.

(f)                                    Saturday will be the third shift’s “Sunday” for overtime pay calculation purposes.

(g)                                 Third shift employees will not be required to work overtime prior to the start of the shift on Sunday night.

(h)                                 First and second shift employees presently working twelve (12) hour shifts will revert to the schedules in paragraph (c) respectively in the event that the twelve (12) hour shifts are discontinued for any reason.

Section 2.               Time and one-half shall be paid for all work performed.

(a)           In excess of eight (8) hours in any one day.

(b)           In excess of forty (40) hours in any one week.

(c)           On Saturdays as such.

(d)                                 Any employee called in to work outside of the regularly scheduled shift hours shall be paid not less than four (4) hours at his/her base rate as follows:

(1)           Time actually worked at prevailing rate, plus

(2)           The remaining of the four (4) hours not worked at straight time pay unless it is a premium day and the premium rate shall prevail.

(e)           Double time will be paid for all work performed on Sundays.

Section 3.               Notification of Overtime

(a)                                  Employees shall not be required to work overtime when insufficient notice is given.  Notification at any time prior to the close of the prior day’s shift will be considered sufficient notice for daily overtime.

(b)                                 Employees will be charged for all overtime hours where proper notification has been given, whether the employee works or not.

(c)                                  Employees shall not be required to work Saturday or Sunday overtime when insufficient notice is given or when there is a reasonable excuse for not working.  Notice of Saturday of Sunday overtime must be given to the employee no later than the end of the shift on the preceding Thursday.

Section 4.

(a)                                  Overtime will be equally distributed among those employees within the departments by classification provided they have the ability to perform the available overtime work.

(b)                                 Overtime records will be maintained in each department next to the work instructions for employees to inspect at any time.  All records will be updated weekly.

(c)                                  Employees with the lowest overtime hours will be asked to work first within their department by job classification.

(d)                                 Employees working overtime outside their departments shall be charged for actual hours worked back to their department for overtime equalization.

(e)                                  The company shall keep a record of overtime worked and overtime refused by employees and shall furnish the Union with a copy of such record at the end of each month.  If the difference in overtime hours worked between the employee with the greatest number of overtime hours and the other employees in the same work classification shall exceed ten (10) hours at the end of every three (3) month period, such difference shall be paid at time and one-half the other employee’s regular hourly rate, except when such difference results from the other employee’s refusal to work in accordance with this article.

Section 5.                                            Overtime hours available will be recorded according to the following:

(a)                                  Overtime hours offered and refused will be considered hours worked for the purpose of equalizing overtime.

(b)                                 Employees absent for any reason will be charged for all overtime hours they would have been offered had they been at work.

Section 6.                                            There shall be no duplication of compensation for overtime for the same hours worked by an employee by reason of daily, weekly or other overtime provisions of any kind.

ARTICLE 2

HOLIDAYS

Section 1.

(a)                                  Except as hereinafter provided, all work done on the holidays set forth below shall be paid for at the rate of double time plus holiday pay.  The specified holidays shall also be considered as days worked for the purpose of computing overtime pay only.

M.L. King Day	Labor Day
Good Friday	Thanksgiving Day
Memorial Day	Friday after Thanksgiving
Independence Day	Employee’s Birthday

The Company will provide the following Christmas and New Year’s Holidays with pay per the following schedule:

2002 Dec. 23, 24, 25, 26, 27	Jan. 1, 2003
2003 Dec. 24, 25, 26, 29, 30, 31	Jan. 1, 2004
2004 Dec. 24, 27, 28, 29, 30, 31

(b)                                 It is understood between the parties that an employee who is off work receiving sick and accident benefits during a week in which a holiday falls will be paid such holiday pay in addition to S & A benefits.  Similarly, employees receiving Workers’ Compensation will receive holiday pay for a period not to exceed the agreed upon time limits for S & A coverage.

Section 2.                                            When a holiday falls on a Saturday, it shall be celebrated on the preceding Friday.  When a holiday falls on a Sunday, such holiday shall be celebrated on the following Monday, excluding Christmas and New Year’s week.

Section 3.                                            The holidays mentioned above shall be with pay.  Consequently, all employees shall receive an amount equal to eight (8) hours pay at their hourly rate for the specified holiday even though no work is performed.  In order to be eligible for holiday pay, the employees must:

(a)                                  Have been in attendance on the work days preceding and following the holiday unless the absence is for:

(1)                                  Death in the immediate family as defined in Article 9.

(2)                                  Jury Duty.

(3)                                  Important Union business on the part of stewards, Shop Committee persons, Officers or Appointees made known to and approved by the Company prior to such holidays.

(4)                                  An employee who is laid off and again recalled within thirty (30) days, during which period a paid holiday falls, shall receive holiday pay for that holiday.

(5)                                  For other reasonable cause.

(b)                                 Employees on twelve (12) hour shifts will revert to their normal eight (8) hour shifts and will not be required to work overtime on the day prior to Good Friday, Thanksgiving and Independence Day.

Section 4.                                            When a holiday falls within a scheduled vacation period, another day off be between Monday and Friday will be granted for that vacation day not taken or paid for during the vacation period.

Section 5.                                            Employees on leave of absence shall not be entitled to any holiday pay during such leave.

ARTICLE 3

WAGES AND RATES OF PAY

Section 1.

(a)           Effective February 1, 2002, a general wage increase of 2.9%

Effective February 1, 2003, a general wage increase of 2.75%

Effective February 1, 2004, a general wage increase of 2.9%

The hourly rates of pay shown in Appendix A, and Appendix B attached hereto and made a part hereof, shall remain in effect for the life of this Agreement.

(b)                                 It is agreed that during the period of this Agreement, each employee covered by this Agreement, shall receive a guaranteed cost of living allowance which will be added to the employee’s straight time hourly earnings as set forth in Appendix A of the Agreement.  The guaranteed cost of living increases will be as follows:

August 5, 2002	10 cents
August 4, 2003	5 cents
August 2, 2004	5 cents

(c)                                  Should the effective date of the increases mentioned above fall on a Monday, Tuesday or Wednesday, the increase specified shall revert to Monday.  Should the increases specified above fall on a Thursday or Friday, the increases shall become effective on the following Monday.

Section 2.

Employees required to work on a shift other than the day shift will be paid a shift premium equal to 10% of their hourly rate in addition to their regular earnings for such hours worked.

Section 3.

(a)                                  The Company and the Union have negotiated job descriptions and evaluations by Labor Grade.  Such descriptions and evaluations are apart of this Agreement.

(b)                                 Newly hired employees will start at the hire rate unless their training, knowledge or experience justify hiring at a higher rate.  They will progress to the maximum rate by receiving a twenty (20) cent per hour increase after each sixty (60) days worked, payable starting in the nearest Monday.  It is recognized that the last raise may be less than twenty (20) cents per hour.

Employees, still in progression, who are successful bidders on another job in a higher labor grade will receive a twenty (20) cent per hour increase when they start the new job and then will progress in twenty (20) cent increments after each sixty (60) days worked until they reach the maximum.  Rate changes will be made on the nearest Monday.  The last raise may be less than twenty (20) cents.

(c)                                  Employees who are promoted from the maximum rate of one job to a higher paying job will receive the maximum rate of the higher job on the date of promotion.

(d)                                 Employees who are at maximum and have been transferred to a higher rated job and are later transferred back to a lower rated job will receive the maximum of the lower rated job.

(e)                                  Employees who have not progressed to the maximum and who move from a higher rated job to a lower rated job will go down to a rate in the lower grade that is equivalent to the progression point that they were in the higher rated job.

(f)                                    All employees currently in Labor Grade 1
will be promoted to Labor Grade 2.

ARTICLE 4

VACATIONS

Section 1.               Effective February 1, 1996, the continuous service requirements and earned vacation with pay at straight time as detailed in the following vacation schedule table shall apply.  The service requirement will be based upon seniority as of August 1st of the vacation year.

Service Requirement Earned Vacation

1 year but less than 2 years	1 week (40 hrs)
2 years but less than 5 years	2 weeks (80 hrs)
5 years but less than 10 years	2-1/2 weeks (100 hrs)
10 years but less than 15 years	3 weeks (120 hrs)
15 years but less than 20 years	3-1/2 weeks (140 hrs)
20 years but less than 25 years	4 weeks (160 hrs)
25 years and over	5 weeks (200 hrs)

Section 2.               A vacation shutdown period of up to two weeks may be designated by the Company upon notice to the Union by January 31 of each calendar year.  If an employee has scheduled a vacation relying on the Company’s shutdown notice, the employee will not be compelled to work.

Section 3.               Employees entitled to at least two (2) weeks of vacation must take the same during the plant shutdown.  Employees entitled to more than two (2) weeks of vacation may take same at a time of their choice but seniority and Company production schedules shall be taken into consideration.

Section 4.               Employees must have worked a minimum of 1000 hours in order to qualify for full vacation pay as provided in Section 1 above.  Employees working less than 1000 hours shall be paid on a pro-rated basis.  The period for determining hours worked shall be from August 1 of the prior year through July 31 of the current year.  Employees terminated for any reason shall receive a pro-rated vacation pay.  Absence due to sickness or injury shall be counted as hours worked.

Section 5.               The Company agrees to provide a vacation bonus of $100 to all employees with 20 years of service.  The Company agrees to provide a vacation bonus of $200 to all employees with 25 years service or more.

Section 6.               Employees who are entitled to and wish to schedule a vacation should notify their supervisor in writing by March 15.  Permission will be granted based upon Company seniority and Company production schedules and specific written responses will be made by April 1.

Once an employee’s vacation has been approved, it will not be changed unless circumstances mandate a change and more senior employees may not displace an employee’s approved vacation.

An employee who does not request vacation by March 15 or who requests additional vacation time must submit a request in writing no later than three weeks prior to the time requested.  This three week notice requirement will not apply in emergencies.

Section 7.               All vacation pay shall be distributed the last period prior to the shutdown period.

ARTICLE 5

SENIORITY

Section 1.               A seniority list including date of birth, hiring date, job classification, department, labor grade, total points and social security number shall be maintained and a copy shall be furnished to the Union quarterly.

(a)                                  The Company shall furnish the Union with a monthly report showing the names and dates of new hires, layoffs, recalls, quits, discharges, leaves of absence (granted and expired) and adjustments in the seniority listings with respect to dates.  Any errors in the seniority lists, layoffs and recalls that are discovered due to this submission shall be corrected immediately.

(b)                                 The Shop Chairperson shall be notified promptly of any additions or deletions.

Section 2.                                            Employees will lose their seniority status if they:

(a)                                  Quit.

(b)                                 Are discharged for justifiable cause.

(c)                                  Do not report for work within five (5) working days following a notification by certified letter of restoration after a layoff, except where a reasonable excuse is provided.

(d)                                 Are absent without a leave of absence or excused absence for three (3) consecutive working days without notifying the Company, except where reasonable cause is provided.

(e)                                  Are on layoff in excess of thirty-six (36) months.  Probationary employees who are laid-off will not be listed on the layoff list.

(f)                                    Are absent from work because of a non-occupational disability for a continuous period in excess of eighteen (18) months.

Section 3.                                            New employees shall be regarded as temporary or probationary employees for the first sixty (60) calendar days of their employment.

Section 4.                                            Employees advanced from hourly status to salary status shall lose seniority and privileges under this contract thirty (30) calendar days after such appointment unless returned to the Bargaining Unit within said period.

Section 5.                                            Employees who are absent from work because of illness or injury will be returned to their “original” job upon presenting the Company with a copy of their unconditional medical release to return to work.

If their “orginal” job is no longer available, they will exercise their contract rights in accordance with Article 8 of this contract.

Jobs that become vacant, because the employee in that job classification has been absent from work because of injury or illness for a period of more than thirty (30) days and,

In the judgment of the Company, that job needs to be filled it shall be handled as follows:

1.                                       The Company shall offer recall rights to all eligible employees in an equal or higher labor grade in accordance with Article 8, Section 1 (b) of the contract.

2.                                       If no employee(s) have recall rights as describe in item 1 above, the Company , at its discretion may post the job as “Temporary” job.

Bids on the “Temporary” job shall be handled in accordance with Article 6 of the contract.

3.                                       If there are no successful bids on the “Temporary” job, the Company shall offer recall rights to all eligible employees in a lower labor grade.

4.                                       If there is a reduction in force in a department where a “Temporary” job exists, the employee in the “Temporary” job must be returned to the same status he/she had prior to accepting the “Temporary” job before the layoff commences.

5.                                       If the “Temporary” job is not filled after the above three actions have been taken and, in the judgement of the Company, the job needs to be filled, the Company may hire “from the street” to fill the job with the understanding that it is a “Temporary” job.  The person hired from the street to fill the “Temporary” job shall exercise his/her rights, if any, under Article 8 of the contract when such “Temporary” job ceases to exist.

6.                                       When it is determined the disabled employee will not or cannot return to work the opening will be posted in accordance to Article 6.

ARTICLE 6

JOB POSTING

Section 1.               Job openings will be filled based on plantwide seniority and basic qualifications regardless of shift.

(a)                                  New jobs and vacancies in existing jobs to which no employee has recall rights will be posted on the plant bulletin board for a period of three (3) working days.  A general description of each job responsibility will be shown on the posting.

(b)                                 If the same job opening occurs within a period of thirty (30) days from the first date of an original job posting, no new posting will be required.  The new job opening will be filled from the original bidding list.  If there are no remaining qualified bidders on the original list, the new job opening shall be posted immediately.  However, a new posting will be required at the end of the original thirty (30) day job posting.

(c)                                  During the posting period, eligible employees may bid on the posted jobs by completing a Bid Slip and submitting it to their Supervisor.  The Company will notify the Union in writing and state the reason for withdrawing the posting for any job.

(d)                                 Employees will be eligible to bid on higher, equal or lower paying job provided:

(1)                                  They have completed the probationary period.

(2)                                  Those who have bid and been accepted on lower paying jobs under this procedure must remain in the new department for a period of at least six (6) months before being eligible to again bid on another job outside their department.  However, these employees may bid upward or lateral through all labor grades within their department at any time.

(e)                                  Following the closing of the posting, bidders will be considered and interviewed by the Personnel Department for each job opening in order of seniority; a Shop Commiteeperson shall be present.  The most senior employee who has the basic qualifications to perform the required work will be promoted to the job within a period of thirty (30) calendar days.  Unsuccessful bidders will be notified by the company in writing.  A copy of the notice of disaward which will include the grounds for disaward will be given to the Shop Chairperson.  Bidders may withdraw their bids at any time before starting the new job by signing a refusal slip provided by the Company, a copy of which will be given to the Shop Chairperson.

(f)                                    Job openings in a “Training Program” will also be filled under this procedure.

(g)                                 Should an employee with basic qualifications grieve the Company’s selection in filling the vacancy, the employee must be shown the basic requirements of the job and have the assistance of the Leadperson and/or Supervisor for a five (5) day period in order to prove his/her ability to meet the basic qualifications.

(h)                                 The shop chairperson or an appointee will be notified prior to all permanent transfers and promotions within the Bargaining Unit.

ARTICLE 7

TEMPORARY TRANSFERS

Section 1.               The Union will be notified at the time when temporary transfers become necessary.

Temporary work assignments:

(a)                                  Employees may be temporarily transferred from one department to another for a period not to exceed six (6) days per month, and provided that during the transfer, the job he/she left shall not be filled and he/she shall be returned to his/her permanent job upon completion of temporary assignment or for longer periods of time if agreed by the Union and the Company.

(b)                                 Employees shall be transferred by seniority, lowest senior person first within the department to a lower rated job.

(c)                                  Employees shall be transferred by seniority, highest senior person first within the department to a higher rated job.

(d)                                 No employee will be required to perform work in a higher labor grade on any basis (temporary or permanent) unless they are paid according to the prevailing rate of pay on said higher labor grade.  No employee will be forced or coerced into taking a promotion.

(e)                                  No employee will be required to perform work in a lower labor grade on a temporary basis at the rate of pay in said lower labor grade.  That is, employees will be guaranteed their former (higher) rate of pay while working on a temporary transfer in a lower labor grade.

(f)                                    The shop Committeeperson in the area involved in a transfer will receive a copy of a transfer notice.  This transfer notice will state the department, job title and labor grade to which the employee is being transferred.  The Shopcommittee-person will be notified immediately by a written transfer notice in any of the following conditions:

A.            Any transfer lasting more than one day.

B.            Any change in labor grade at any time.

(g)                                 Employees shall have the privilege of exchanging shifts temporarily by individual arrangement provided they notify their supervisor in advance and have the necessary qualifications to perform the work.  The change must be effected without additional cost or penalty to the Company.  If the period of such exchange of shifts is in excess of one (1) week, the Company and the Union must mutually agree to such arrangements.

Section 2.               An employee with one (1) year of seniority or more shall be permitted to use this seniority to exercise shift preference in writing one week in advance to displace another employee with less seniority in the same job classification and department on another shift.  The shift change option is limited to only one (1) time per year.

ARTICLE 8

LAYOFF RECALLS

Section 1.

(a)                                  All layoffs, recalls, transfers and promotions within the Bargaining Unit shall be made on the basis of plantwide seniority provided the employee has the basic qualifications to perform the required work.

(b)                                 When it becomes necessary to reduce the workforce it shall be done as follows by laying off all probationary and part-time employees first.

(c)                                  The Company shall, in the event of layoff, provide notification to affected employees early enough to furnish at least three (3) working days notice to the Shop Committee and employees affected by any layoff for any period of time, or pay such employees hourly base rates in lieu of said notice.  This requirement shall not apply to interruption resulting from any condition beyond the Company’s controls.  All layoffs must commence on the last working day of the week (Friday).

(d)                                 Employees in classifications affected by layoff will have an option to accept a lay-off slip stating lack-of-work or bump a junior service employee provided they have the basic qualifications to perform the work.  The initial notification mentioned in paragraph (c) will begin the bumping process and employees must make their bumping decision immediately.  Upon request by the employee, the bumping decision can be delayed, but not beyond two (2) hours and then is bound by that choice.

(e)                                  Employees will have five (5) days in which to demonstrate their ability to perform a job in case of layoff and recall.  Employee must be shown basic requirements of job and have assistance of Leadperson and/or Foreperson for a five (5) day period.

(f)                                    There shall be no upward bumping.

(g)                                 In the event of a layoff, the Shop Chairperson, the members of the Shop Committee and Company employees who are Executive Officers of the Local Union shall be accorded top seniority, but they must have the basic qualifications to perform the available work.

(h)                                 Recalls shall be in reverse order of layoff.  The most senior employee with basic qualifications on the layoff list will be recalled for available work.  Employees recalled to fill a temporary job vacancy may refuse this assignment without prejudicing their recall rights.

(i)                                     Employees affected by bumping procedure must return to their original job when such opening occurs.

ARTICLE 9

LEAVE OF ABSENCE-EMERGENCY TIME OFF

Section 1.               When the requirements of the Company will permit, employees upon written request on account of illness or death in their immediate family or other reasonable cause approved by the Company, will be granted a leave of absence without pay for a period of not more than ninety (90) days, which shall be renewable if production requirements permit.  Any such employees on leave who engaged in other employment, or who fail to report for work on the expiration of their leave, will be considered as having quit.  All such leaves of absences shall be granted in writing by the Company.

Section 2.               Employees granted a leave of absence must prepay all insurance premiums prior to their departure for said leave.  This prepayment must also be made in the event the leave is extended by mutual agreement.

Section 3.               Any employee who enters the Armed Forces shall be entitled to a leave of absence, accumulations of seniority and re-employment rights, in accordance with Federal and State Laws.  In addition, an employee who is a member of the Military Reserve or National Guard shall be granted leave for annual training or special tour not to exceed three (3) weeks per calendar year.  Such employee during this period shall receive the difference in pay, if any, between their normal rate of pay and wages paid by the service branch.

Section 4.               Seniority will be accumulated during leaves of absences as described above.

Section 5.               Employees may be granted emergency time off of not more than fourteen (14) calendar days by contacting the Company by telephone or telegram within three (3) working days giving the reasons for such request.  Such time off will be granted for legitimate emergency reasons.  Extensions of emergency time off may be requested under the provisions of Section 1 of the Article 9.

Section 6.               Employees will be granted pregnancy leave of absence and such leaves will be treated as any other type of medical leave of absence.

ARTICLE 10

CALL TIME

Section 1.

(a)           Employees reporting for work on their regular shift without notice from the Company that no work will be available for them, shall be offered other work for at least four (4) hours or shall be paid the base rate of their regular job for four (4) hours if there is no other work for them.  If they refuse the work offered, they shall forfeit the right to receive reporting pay.

(b)                                 Notice to the employees by the company will be given not later that the end of their regular shift.

(c)                                  This Article shall not apply where the lack of work is due to conditions beyond the control of the Company, or in the case of an employee who has been absent and has not given the Company adequate notice of return to work.

ARTICLE 11

COMMITTEE PERSONS, GRIEVANCE AND

ARBITRATION PROCEDURE

Section 1.               In addition to the Shop Chairperson, the Union shall have a Committee-Person for each sixty (60) employees, except that there shall be a minimum of three (3) Committeepersons on the first shift, two (2) on the second shift and one (1) on the third shift.  The Union will provide the Company with a current list of the Committeepersons and their departmental responsibilities.

Section 2.               Time necessarily spent during the normal working hours (and during scheduled overtime) by the Shop Chairperson, Committeeperson, grievant and Union employees of the Company on negotiations, grievances or arbitration hearings will be paid for by the Company.  If in the opinion of the Company such time becomes unreasonable, the Company will notify and confer with the Union.

(a)           The Company shall pay the Shop Chairperson for all time spent during the normal working hours (and during scheduled overtime) on Union business including the handling and investigations of grievances as set out in this Agreement, for time spent on arbitration hearings and for negotiations.

Section 3.               A grievance is a difference of opinion between the Company and the Union or an employee involving the interpretation of application of the terms of this Agreement.

Section 4.               Grievances shall be processed as follows:

(a)                                  The grievance must be submitted within fifteen (15) working days after the employee and the Union are aware of it.

(b)                                 The Shop Chairperson or Committeeperson and employee shall discuss the grievance with the immediate Supervisor of the department in which the grievance has occurred.  If the immediate Supervisor’s oral answer is not satisfactory, the grievance shall be submitted to Step 1.

(c)                                  Step 1:  The grievance shall be reduced to writing and presented to the employee’s immediate Supervisor by the Union within three (3) working days from the date of the oral answer.  The Supervisor shall write the answer on the grievance form and return three (3) copies to the Union Committeeperson before the end of the third (3rd) working day after receipt of the grievance.  Failing a satisfactory settlement, the Union will have three (3) working days in which to appeal to the Supervisor for referral to Step 2.

(d)                                 Step 2.  The Union Shop Chairperson shall meet with the Company representative designated to handle the second step within three (3) days from the date of the appeal.  The Company will give its written answer within three (3) working days after the meeting.  Failing a satisfactory settlement, the Union will have three (3) working days in which to appeal to the Personnel Manager for referral to Step 3.

(e)                                  Step 3:  The President of the Local Union and/or the Business Agent and/or the International Representative, together with the Union Shop Committee shall take up the grievance with the Committee of Management which shall include an executive of the Company.  This meeting will be scheduled within seven (7) working days after the date of the appeal.

The Company will have five (5) working days following the date of the meeting in which to make a written disposition of the grievance.  Failing a satisfactory settlement, the Union will have fourteen (14) days in which to notify the Company in writing of its intent to arbitrate the issue.

(f)                                    Upon receipt of the Union’s notice of their intention to arbitrate, a prearbitration hearing shall be scheduled within thirty (30) working days.  After the pre-arbitration hearing, the Company General Manager will have ten (10) working days to answer.  If the answer is not satisfactory, the Union will have thirty (30) days following that answer in which to appeal for arbitration.  If the Union does not appeal within said time limit, the grievance shall be considered as being satisfactorily settled.

(g)                                 All of the above stated time limits may be extended by mutual agreement.

(h)                                 The Grievant may be present upon request of either party at any of the steps outlined above.

(i)                                     If grievances are appealed to arbitration, the parties will alternate between the American Arbitration Association and the State Board of Mediation and Arbitration.

(j)                                     If submitted to the Connecticut State Board of Mediation and Arbitration, the parties shall operate under the procedures set forth by said Board, whose decision shall be final and binding upon the parties.

(k)                                  If submitted to the American Arbitration Association, the parties shall operate under the procedure set forth by the American Arbitration Association, whose decision shall be final and binding upon the parties.

(l)                                     The Arbitrator may interpret this agreement and apply it to the particular case under consideration but shall, however, have no authority to add to, subtract from or modify the terms of this agreement in any way.

(m)                               The cost of Arbitration shall be shared equally by the Company and the Union.

(n)                                 Arbitration cases involving time study, job evaluation and job standards shall be submitted only to the American Arbitration Association.

(o)                                 The Company shall not be required to pay back pay for any period in excess of thirty (30) working days prior to the time a written grievance is properly filed with the Company.

Section 5.               The local Union President and/or two (2) appointees, and/or a representative of the International UAW Engineering Department, shall be permitted to enter the plant for the purpose of investigating, advising or negotiating on grievances.  However, they shall first make known their intent to the Company and shall receive permission for said visit.  This shall be restricted to entrance during working hours only.

ARTICLE 12

HEALTH AND SAFETY

Section 1.

(a)                                  The Company agrees it will provide proper safety devices and sanitary conditions in the plant.  Failure to do so may be a matter of grievance.  Furthermore, the Company agrees that it will pay the full cost of Company mandated safety equipment.

(b)                                 Once each month starting in February, 1989, at a time to be scheduled by management, a safety tour between two (2) members of management and two (2) employee representatives of the Union will make a plant safety tour.  At the end of the tour, unsafe practices and conditions found in the plant will be listed.  Appropriate actions will be taken by management to correct unsafe conditions found. This committee will jointly plan to prevent accidents, investigate accidents, review accident reports, and OSHA compliance.  Regular meetings will be scheduled to facilitate the promotion of health and safety in the plant.

(c)                                  The Company will issue and fill out accident forms on all injuries and give the Shop Committeeperson a copy immediately.

Section 2.               The Company shall provide first aid facilities and a qualified attendant to perform first aid duties.

Section 3.               Employees who are injured on the job can be sent home and receive pay for the balance of their day only if authorized by written instruction from the Medical Department or the Company doctor.  The Company will issue a form to be used in such cases, a copy of which will be given to the employee’s Foreperson and to the Union.

Section 4.               Where possible, employees sustaining injuries at work, or affected by occupational diseases during the course of their employment, and who are physically handicapped as a result thereof, shall be given other suitable employment as may be then available.

ARTICLE 13

LEADPERSON’S SCOPE

Section 1.               To relay general instructions from Foreperson to operators with reference to product, operations, tools, equipment and duties.

Section 2.               All matters involving personnel problems are to be handled by the Forepersons who have full supervisory authority over all employees in their departments, including Leadpersons.

Section 3.               Leadpersons shall not have the right to hire, fire, or recommend disciplinary action or recommend promotions or demotions.

ARTICLE 14

BEREAVEMENT PAY

Section 1.               Employees (including probationary) shall be entitled to three (3) working days off with pay in the event of a death within the “immediate family.”

Section 2.               Immediate family shall be limited to spouse, child, mother, father, sister, brother, grandparent, mother or father-in-law, brother or sister-in-law, daughter or son-in-law, legal guardian or stepchild.

ARTICLE 15

JURY DUTY

Section 1.               Employees who have completed their probationary period, and who are called and report for Jury Duty on days they would have otherwise worked for the Company, shall be paid regular wages for thirty (30) days.  Should Jury Duty continue past 30 days, the employee shall be paid the difference between the payment they receive for such service and the amount calculated by multiplying eight (8) times their regular hourly rate for each day involved limited, however, to Monday through Friday.

Section 2.               In order to receive Jury Duty make-up payment, the employees must give Management prior notice of said Duty and furnish evidence that they actually performed such service, showing the amount of payment received accordingly.  These provisions are not applicable to employees who, without being called, volunteer for Jury Duty.

ARTCILE 16

NOTICE OF DISCHARGE

Section 1.               The Company agrees to give immediate written notice to the Shop Committeeperson and the employee involved of all discharges and suspensions made within the unit, except in emergencies.

Section 2.               The Chairperson and/or Committeeperson shall be present at time of employee discharge and suspension except in emergencies.

Section 3.               If an employee is discharged or suspended, he/she shall have the right to a hearing within twenty-four (24) hours after suspension or discharge.  He/she shall be represented by the Shop Chairperson and Committeeperson and/or Business Agent and/or International Representative.

Section 4.               When employees are discharged or suspended and file a complaint claiming that they were unjustly discharged or suspended, the Shop Committeeperson may invoke the grievance procedure at the third step within (5) days after the discharge or suspension.

Section 5.               If, upon appeal, any discharge or suspension shall be found to be unfair or discriminatory, the employee will be reinstated with seniority rights unimpaired and will be given retroactive pay for all time lost due to the discharge or suspension, less the earnings he/she may have received from gainful employment or unemployment insurance obtained in the interim.

ARTICLE 17

UNION COOPERATION

The Union agrees that in exchange for a fair day’s pay for a fair day’s work, it must maintain a high level of productivity.  The Union and its members will cooperate in attaining such a level of productivity as is consistent with the health and welfare of its members.  The Union and its members will seek to assist in effectuating economies and the utilization of improved methods and machinery.

ARTICLE 18

MANAGEMENT

It is understood and agreed that with the exception of the specific provisions of this contract, nothing in this Agreement shall be considered to limit or restrict the Company in the exercise of the customary functions of Management.

ARTICLE 19

NO STRIKES OR LOCKOUTS

Section 1.               The Union agrees that there shall be no strikes during the term of this Agreement on any issues which may be the subject of arbitration or on which the contract is silent.

Section 2.               The Company agrees that there shall be no lockouts during the terms of this Agreement on any issues which may be the subject of arbitration or on which the contract is silent.

ARTICLE 20

PAID SICK AND/OR

PERSONAL LEAVE ALLOWANCE

Section 1.               Each employee, upon vacation eligibility date, shall be credited with six (6) days (48 hours) paid sick and or personal leave allowance in accordance with the following provisions:

(a)           Employee must have worked at least 1000 hours in the prior twelve (12) month period.  The period for determining hours worked shall be from August 1st of the prior year through July 31st of the current year.

(b)           In the event an employee worked less than 1000 hours in said period, paid sick and/or personal leave allowance will be credited in the same proportion as the hours worked are to 1000.  New employees must have worked at least 1000 hours in order to be eligible for paid sick and/or personal leave allowance.  Employees terminated for any reason shall receive a pro-rated sick or personal pay.

Section 2.               Any employee with credited sick and/or personal leave allowance, as provided in Section 1 above, may use such allowance during the following twelve (12) month period for illness (when not receiving accident and health insurance benefits), or personal reasons, but provided that absence from work has been excused, is for not less than four (4) continuous hours and has at least four (4) hours paid sick and/or personal leave allowance credit remaining.  Employees shall notify the Company when electing to take personal days off.

Section 3.               Paid sick and/or personal leave allowance shall be computed on the basis of the employee’s regular rate of pay as of the day of absence and shall be paid on the pay check for said period so long as application for same has been submitted on a timely basis.  Application for payment shall be made through the employee’s supervisor on forms so provided.

Section 4.               Unused sick and/or personal leave allowance, at the time of the employee’s next eligibility date, will be paid to the employee in a lump sum calculated on the basis of the employee’s regular rate of pay at such time.

ARTICLE 21

NON-COVERED EMPLOYEES

Section 1.               Persons excluded from the Bargaining Unit shall not perform work of the type customarily performed by employees of the Bargaining Unit, except in the following situations:

(a)           In emergencies when employees are not available.

(b)           In the bona fide instruction or training of employees.

(c)           Duties of an experimental nature or in the case of vendors or warrantees, tryouts.

Section 2.               When it is determined that bargaining Unit work has been performed by a non-bargaining unit employee in violation of Section 1, the employee in the appropriate job description with the least amount of accumulated overtime hours will receive pay at the applicable rate for the hours of work performed.

Section 3.               The Company shall notify the Union Chairperson and/or the Committee person in the section affected prior to the assignment of any persons excluded from the Bargaining Unit to any of the situations listed in Section 1.

Section 4.               Any grievance involving interpretation of this Article may be submitted in writing directly to Step 3.

ARTICLE 22

GENERAL PROVISIONS

Section 1.               The Company shall notify the Union of its supervisory representatives; the Union shall notify the Company of its Committee members operating under the Contract.

Section 2.               Employees will be paid equal pay for equal work.

Section 3.               The Company and the Union agree that they will not discriminate against any employee or applicant for employment because of age, race, color, religious creed, sex, national origin, ancestry or physical disability, disabled veterans, and veterans of the Vietnam era.

Section 4.               Part time employees shall have seniority only among other part-time employees, and shall share in monetary benefits under the contract on a prorated basis only, with the exception of general wage rates which they shall share fully.

Section 5.               Officers, Stewards and Committee persons of the Union shall be permitted to leave work in connection with official Union business whenever authorized by the President or the Business Agent of the Amalgamated Local Union, and members elected or appointed to official Union conventions or conferences, or authorized by the Local Union to attend any official Union functions shall be permitted to leave work for such purposes provided permission shall be obtained in advance from the Company, which permission will not unreasonably be withheld and provided further that the Company shall not be liable for any pay during the period of absence.

Section 6.               Except as provided herein, it is understood between the parties that there shall be no duplication of Compensation for the same hours for any reason.

Section 7.               The Company and the Union agree to institute a mutually agreeable training or apprenticeship program.

Section 8.               The Company shall print and distribute copies of this contract to all Bargaining Unit employees within one hundred twenty (120) days of the effective date of this Agreement.

Section 9.               The Company will offer educational assistance to any employee with three or more years of service under the following conditions:

(a)                                  Courses must be job related and approved by Management prior to starting the program of instruction for which payment will be made.

(b)                                 Courses must be successfully passed prior to payment.

(c)                                  There will be a semester limitation of assistance not to exceed $200 per individual, effective February 1, 1992.

Section 10.             Bargaining unit work within the plant shall not be sub-contracted when the work is normally and usually performed by bargaining unit employees with appropriate equipment and qualified employees are available, except where circumstances demand or economics warrant it.  If such decision is based on cost, the Company will notify and discuss with the Union as soon as possible the reasons why it believes such action to be necessary, so the parties may explore alternatives to such transfer of work.

ARTICLE 23

INSURANCE PROGRAM

Section 1.               Health Maintenance Organization

Each employee covered by this Agreement shall have their hospital, medical, surgical, and related insurance coverage under the Health Net Charter HMO with formulary.

Section 2.  The Company agrees to provide insurance coverage as outlined in the Health Net plan description as provided to all employees upon enrollment.  Details are explained in the insurance contract.

Section 3.               Employee Contributions

Effective 3/1/02 the employee contribution will be $28.00 per week.

Effective 3/1/03 the employee contribution will be $28.00 per week plus 50% of the premium increase up to a maximum of $5.00 from the prior contribution.

Effective 3/1/04 the employee contribution will be the existing contribution plus 50% of the premium increase up to a maximum of $5.00 from the prior contribution.

If during the life of the contract the projected cost of premium increases would result in an increase of more than $5.00 above the previous year’s employee contribution, the Company and the Union will meet to develop an alternate plan which will not result in an increase in Company cost.  If the parties agree on a plan which results in a lesser premium cost the parties will share the savings.

If the parties do not agree on an alternate plan, the Company and the employee will share the increased cost of the premium on a 50%/50% basis.

Premium Conversion

Current tax laws allow us to provide you with a tax-advantaged way to pay your share of Medical premiums.  You may elect to contribute toward the cost of your coverage on a pre-tax basis.  That means your premiums will be deducted from your paycheck before Social Security, federal, and state taxes are taken out.  This lowers your taxable income and, in effect, lowers your share of the premiums.

Section 4.               Accident and Sickness weekly benefits for employees with accidents or sickness will be paid as follows:

2/1/02 - $245 per week

2/1/03 - $250 per week

2/1/04 - $255 per week

Section 5.               The Company shall pay $30 per month per employee for dental insurance per the Local 376, UAW Dental Plan effective February 1, 1996.

Section 6.               Employees who retire early may continue their life and/or medical insurance at group rates until age sixty-five (65).  In order to receive retiree life paid for by the company and $50/month towards retiree medical and/or Medicare Part B Reimbursement paid for by the Company at age sixty-five (65), the employee must elect to carry the retiree life and/or medical insurance until age sixty-five (65).

Section 7.               Employees who retired after February 1, 1993 and before February 1, 1996 will be entitled to have Medicare Part B paid for by the Company when they reach age sixty-five (65).  Employees entitled to receive Medicare Part B premiums should submit a statement to the Personnel Department every six (6) months to receive reimbursement.

Employees who retire on or after 2/1/96 are entitled to $50 per month paid for by the Company toward both medical and/or Medicare Part B reimbursement when they reach age sixty-five (65).

Section 8.               The Company will provide Life Insurance Coverage and Accidental Death and Dismemberment Coverage in the following amounts:

February 1, 2002 - $19,000

February 1, 2003 - $20,000

February 1, 2004 - $21,000

Section 9.               The Pension Plan Monthly Benefit shall be increased to $23.25 for employees who retire after February 1, 2002.

Section 10.             Survivor Income Benefit Insurance - If you should die the Company shall pay a monthly benefit of $100 to your spouse commencing on the first day of the calendar month following the date of death and on the first day of each month thereafter until 24 such monthly payments have been made. No survivor Income Benefit shall be subject in any manner to assignment, pledge, attachment of encumbrance of any kind, nor subject to the debts or liability of any eligible survivor except as required by applicable law.

Section 11.             Prescription Safety Glasses

The following prescription safety glass program is in effect for employees only:

Expenses Covered

Every 12 months:	Up to:

Lenses (per lens)

Single Vision	$10.00

Bifocal	$15.00

Trifocal	$20.00

Contact Lens	$15.00

Every 24 months:

Frames	$14.00

Section 12.             Provisions Applicable to Coverage if you cease active work because of certain specified reasons -If you cease work because of non-occupational disability, all your coverage except insurance for Death or Dismemberment by Accidental means and Weekly Accident and Sickness insurance will be continued during absence due to such disability up to a maximum of 18 months from the end of the calendar month in which you last worked. This provision runs concurrently with your COBRA Rights.

Section 13.             Layoff or Leave of Absence -Your insurance for Death or Dismemberment by Accidental Means and your Weekly Accident and Sickness Insurance will terminate on the date you cease active work, and all your other coverage will be continued during such lay-off up to the end of the calendar month in which you cease work. If your lay-off continues beyond that period, you may elect on or before the 15th day of the next calendar month to continue all of your insurance other than your insurance for Death or Dismemberment by Accidental means and your Weekly Accident and Sickness insurance for not more than the next 18 months by paying the full cost of the coverage thus continued for you. Failure to make such contribution on or before the 15th day of any month will terminate such insurance at the end of the last month for which payment has been made. If your are on lay-off, this provision will run concurrently with your COBRA rights under COBRA.

Section 14.             What Happens to Your Insurance at Retirement - All employees retiring under the Pension Plan, upon attaining their normal retirement date, will receive $4,000 of life insurance.

If an employee retires early under the Pension Plan and pays the required contributions for the amount of life insurance he is entitled to as a retiree, until attainment of age 65, the Company will then continue this amount of life insurance at no cost to the employee.

ARTICLE 24

PLANT CLOSURE AGREEMENT

An employee whose employment is terminated as a direct result of the plant being closed shall receive:

(a)           Separation pay in an amount equal to $200 for each year of continuous service;

(b)           Any vacation benefits accrued but not yet paid, and

(c)                                  The continuation of the hospital, medical, surgical, dental and life insurance in effect at the time of their termination for four (4) months.

ARTICLE 25

TERMINATION DATE

This Agreement shall commence February 1, 2002 and terminate midnight, January 31, 2005.

This Agreement shall be in full force and effect for a period of three (3) years from the date hereof and for additional periods of one (1) year thereafter except that should either party hereto intend to terminate this Agreement or modify any portion of any of the terms hereof, it shall give written notice by certified mail to the other party not less than sixty (60) no more than seventy-five (75) days prior to its expiration date.

Should notice of termination be given by either party as herein provided, this Contract shall terminate as of its expiration date.

Should either party hereto give the other party such written notice requesting amendment or modification of this Agreement, such notice shall be specific as to the amendments or modifications proposed.  Negotiations on such proposed amendments or modifications shall begin not later than twenty (20) days after the date of mailing of such notice.  During such negotiation, this Agreement shall remain in full force and effect except that should negotiations extend beyond the termination date then either party, upon ten (10) days notice to the other in writing and by certified mail may terminate the Contract in which event this Agreement shall terminate on the tenth day after mailing of such notice.

Notice shall be in writing and shall be sent by certified mail addressed, if to the Union, to the International Union, United Automobile, Aerospace and Agricultural Implement Workers or America, UAW, and Amalgamated Local 376, 30 Elmwood Court, Newington, Connecticut and if to the Company, to The Heim Bearings Division of Roller Bearing Company, 60 Round Hill Road, Fairfield, Connecticut, 06430.

IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed by their duly authorized officers and representatives this

INTERNATIONAL UNION,

UNITED AUTOMOBILE, AEROSPACE

AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA, UAW

AND AMALGAMATED LOCAL 376

Wendell Askew, Chairperson

Antonio Pinto, Committee person

Marylou Lezinski, Committee person

Russell See, President, UAW 376

Joseph Calvo, International Rep. UAW THE HEIM BEARINGS DIVISION OF RBC BEARINGS

Ronald Lemansky, General Manager

Pam Kaczer, Human Resources Manager

MEMORANDUM OF UNDERSTANDING

RBC HEIM UAW BARGAINING AGREEMENT LANGUAGE

RE:         TEMPORARY EMPLOYEES

The Company will have the ability to have no more than four temporary employees for up to 10 days during the last two weeks of a production month or the first week of a following production month to work on wrap and pack.  Temporary employees will only be used on wrap and pack and will not be used on overtime unless all bargaining unit employees have been offered the overtime opportunity.  The temporary wrap and pack jobs will be first be offered to employees on the layoff list who have expressed interest by signing up for the temporary assignment and will be recalled in accordance with their seniority rights.  Employees on layoff who are recalled to temporary positions will receive pay rates as provided for in the contract wage scale.

In the event of extreme circumstances, when the need for additional temporary employees may arise, the Company will notify and discuss with the Union to reach an agreement.

No employee hired as a temporary employee will be eligible for any medical, dental, disability, life insurance or pension benefits.  Nor will they be eligible for any holiday, sick or vacation pay benefits.

INTERNATIONAL UNION,

UNITED AUTOMOBILE, AEROSPACE

AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA, UAW

AND AMALGAMATED LOCAL 376

Wendell Askew, Chairperson

Antonio Pinto, Committee person

Marylou Lezinski, Committee person

Russell See, President, UAW 376

Joseph Calvo, International Rep. UAW THE HEIM BEARINGS DIVISION OF RBC BEARINGS

Ronald Lemansky, General Manager

Pam Kaczer, Human Resources Manager

MEMORANDUM OF UNDERSTANDING

The Company and the Union will establish a committee to review and evaluate work which has been subcontracted from the Fairfield facility and consider attempting to bring back the work if possible.  The committee will consist of 3 representatives appointed by the Union and 2 to be appointed by the Company.  The Company representatives will be persons who have appropriate authority.

The committee will meet on or before March 31 for a period of three months.

The Company agrees to comply with the language in Article 22, Section 10.

INTERNATIONAL UNION,

UNITED AUTOMOBILE, AEROSPACE

AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA, UAW

AND AMALGAMATED LOCAL 376

Wendell Askew, Chairperson

Antonio Pinto, Committee person

Marylou Lezinski, Committee person

Russell See, President, UAW 376

Joseph Calvo, International Rep. UAW THE HEIM BEARINGS DIVISION OF RBC BEARINGS

Ronald Lemansky, General Manager

Pam Kaczer, Human Resources Manager

MEMORANDUM OF UNDERSTANDING

Direct Deposit

Employees may have their wages directly deposited to any participating financial institution by enrolling between March 1 through March 31 of a calendar year.

INTERNATIONAL UNION,

UNITED AUTOMOBILE, AEROSPACE

AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA, UAW

AND AMALGAMATED LOCAL 376

Wendell Askew, Chairperson

Antonio Pinto, Committee person

Marylou Lezinski, Committee person

Russell See, President, UAW 376

Joseph Calvo, International Rep. UAW
THE HEIM BEARINGS DIVISION OF
RBC BEARINGS

Ronald Lemansky, General Manager

Pam Kaczer, Human Resources Manager

MEMORANDUM OF UNDERSTANDING

The Company in conjunction with the Union will investigate and determine if it is feasible to create a new smoking area.

INTERNATIONAL UNION,

UNITED AUTOMOBILE, AEROSPACE

AND AGRICULTURAL IMPLEMENT

WORKERS OF AMERICA, UAW

AND AMALGAMATED LOCAL 376

Wendell Askew, Chairperson

Antonio Pinto, Committee person

Marylou Lezinski, Committee person

Russell See, President, UAW 376

Joseph Calvo, International Rep. UAW THE HEIM BEARINGS DIVISION OF RBC BEARINGS

Ronald Lemansky, General Manager

Pam Kaczer, Human Resources Manager

APPENDIX A

WAGE SCHEDULE 2002

(HIRED BEFORE 2/1/1996)

February 4, 2002	August 5, 2002

2.90% GENERAL INCREASE

LABOR GRADE	BASE HIRE	RATE MAXIMUM	10 Cents COLA ADDED TO HIRE*MAXIMUM

WAGE SCHEDULE 2002

(HIRED AFTER 2/1/1996)

February 4, 2002	August 5, 2002

2.90% GENERAL INCREASE

LABOR GRADE	BASE HIRE	RATE MAXIMUM	5 Cents COLA ADDED TO HIRE*MAXIMUM

WAGE SCHEDULE 2003

(HIRED BEFORE 2/1/1996)

February 3, 2003	August 4, 2003

2.75% GENERAL INCREASE

LABOR GRADE	BASE HIRE	RATE MAXIMUM	5 Cents COLA ADDED TO HIRE*MAXIMUM

WAGE SCHEDULE 2003

(HIRED BEFORE 2/1/1996)

February 3, 2003	August 4, 2003

2.75% GENERAL INCREASE

LABOR GRADE	BASE HIRE	RATE MAXIMUM	5 Cents COLA ADDED TO HIRE*MAXIMUM

WAGE SCHEDULE 2004

(HIRED BEFORE 2/1/1996)

February 2, 2004	August 2, 2004

2.90% GENERAL INCREASE

LABOR GRADE	BASE HIRE	RATE MAXIMUM	5 Cents COLA ADDED TO HIRE*MAXIMUM

WAGE SCHEDULE 2004

(HIRED BEFORE 2/1/1996)

February 2, 2004	August 2, 2004

2.90% GENERAL INCREASE

LABOR GRADE	BASE HIRE	RATE MAXIMUM	5 Cents COLA ADDED TO HIRE*MAXIMUM

STATEMENT OF EEO POLICY

It is the policy of Heim Bearings and the UAW to uphold and maintain a continuing nondiscriminatory “Equal Employment Opportunity” policy.  Our goal shall be a realistic attempt to insure genuine equal opportunity, in every sense of its meaning, in every operational area.

“Equal Employment Opportunity” will be maintained for all present employees, as well as applicants applying for positions with this company, through the following Corporation policy:  “It is the policy through a positive and continuing program, to provide equal opportunity in employment for all qualified persons, to prohibit discrimination in employment because of age, race, creed, color, sex, handicap, national origin, disabled veterans and veterans of the Vietnam era, and to promote the full realization of equal employment opportunity.  The program also extends to and encompasses the providing of equal opportunity in employment for all qualified personnel without regard to politics or marital status.

It is our intent to incorporate a strong EEO policy throughout virtually every personnel activity or function to assure full utilization of all available human resources and to review these policies on a semi-annual basis.”

EXHIBIT B

Summary Plan Description

HEIM BEARINGS

Hourly Payroll Retirement Plan

A Defined Benefit Plan for Hourly Employees of Heim Bearings represented by the International Union, United Automobile Aerospace and Agricultural Implement Workers of America, U.A.W., and Amalgamated Local 376, U.A.W.

Amended Effective February 1, 1992

HEIM BEARINGS

HOURLY PAYROLL RETIREMENT PLAN

Introduction

This contract describes the provisions of the Heim Bearings Hourly Payroll Retirement Income Plan, which is a Defined Benefit Pension Plan, established on August 15, 1956, for the employees of Heim on its hourly payroll.  The Plan was established primarily to provide these employees with  retirement income in addition to their Social Security benefits.  The Plan offers retirement or total disability, and can provide benefits to their surviving spouses or other beneficiaries.

The retirement benefits provided under this Plan are funded through a Trust Agreement held with the Frank Russell Company, 909 A Street, Tacoma, WA 98402, (206) 572-2282.  The Paying Agent is and the payments are made through State Street Bank, P.O. Box 1389, Boston, MA 02104.

This contract represents your “Summary Plan Description” (SPD) and is only a summary of the legal text of the Plan.  In the event of any discrepancy between the language of this summary and the language of the legal text, the language in the legal text shall govern.  You should read this summary carefully in order to develop a thorough understanding of the basic concepts of your retirement plan.  If, after reading the summary you have any questions concerning your Plan, you should contact your Human Resource Office.

This booklet is prepared in a question and answer format; the questions answered here are the ones most frequently asked of our Human Resource Office.

Special Terms

Certain terms used throughout this booklet have special meanings for the purpose of t his Plan.  The second section of the legal text of the Plan defines these terms in detail.

Generally, a term which begins with a capital letter in this booklet has a specialized meaning.  Some of the terms to watch for in the summary are:

Actual Retirement Date – the date on which an employee actually retires from the Company.

Company – Heim Bearings.

Normal Retirement Date – the first day of the month in which the employee attains or would attain his 65th birthday.

Board – The Joint Board of Administration

Important

This summary describes the Plan as amended effective February 1, 1992.  Employees who were terminated prior to that date may not be eligible for certain of the benefits or payment options described in this summary.  Those former employees should contact the Human Resource Office to see if their situation could allow them to be covered by any of the Plan’s benefits.

This summary does not constitute a contract of employment nor does it in any way influence incidence of employment.

HEIM HOURLY PAYROLL

RETIREMENT INCOME PLAN

Does this Plan apply to me?

This Plan covers all employees on Heim’s hourly payroll who are members of the Union.  If you were such an employee on or after August 15, 1956, you are automatically a participant in this plan.

When do I become eligible to receive retirement benefits?

The Plan provides for the payment of retirement benefits at age 65, your normal retirement date.  If a participant continues to work beyond age 65, he will continue to accrue pension credit for service.

You may also retire as early as age 55, if you have at least 10 years of Vesting Service (described on page 13.)  In addition, if you have at least 10 years of Vesting Service and you become totally and permanently disabled, you will be entitled to receive a disability benefit.

How much can I receive?

At Normal Retirement

This is the retirement benefit normally provided to an employee who reaches age 65.  To figure out the amount of the normal retirement benefit you will receive, multiply your years and fractions of years of Credited Service (described on page 15) by $23.25*.  This amount is the monthly retirement benefit you would receive as an unmarried employee retiring form active employment, or a married employee if your spouse elected not to receive the Joint and Survivor Benefit (see Joint and Survivor Benefit on page 8.)

Example:     Your Age = 65

Your Credited Service = 20 years

Effective 2/1/02 the benefit was increased to $23.25

Per Month Benefit	X	Credited Service = Your Age 65 Monthly Lifetime Only Benefit

$23.25	X	20 years =	$465.00

If you are married on your Normal Retirement Date, you will automatically receive the Joint and Survivor Benefit unless your spouse waives their right to this benefit.

Early Retirement Benefit

If you have at least 10 years of Vesting Service and you are at least 55 years old but not yet 65, you may take early retirement by submitting a retirement application (obtained from the Human Resource Office) to the Company.  Your early retirement date will be the first day of the month you select to take early retirement.  To figure your early retirement benefit, if you an unmarried employee, multiply your years and fractions of years of Credited Service you will have as of your early retirement date by $23.25 and then reduce this figure by one-half percent (1/2%) for each month by which your early retirement date precedes your Norman Retirement Date.

Example:  Your Age = 62

   Your Credited Service

Per Month Benefit	Credited Service

$23.25	20 Years

Early Retirement Factor (from Table 1)	Your Age 62 Lifetime Only Monthly Benefit__

82%	$381.30

If you are married on your early retirement date, your early retirement benefit will be computed in accordance with the Joint and  Survivor Benefit unless your spouse waives their right to receive this benefit.

If you do not wish to have your early retirement benefits begin right away, you may specify the date on which you may want the benefits to begin (up to your Normal Retirement Date); your early retirement benefits would then be increased by one-half percent (1/2%) for each month (six percent (6%) per year) that you defer receipt of your benefits (See Table 1).

Disability Benefit

If you have at least 10 years of Vesting Service, are totally and permanently disabled, and the Social Security Administration has approved your application for disability benefits under the Federal Social  Security Act, you will be entitled to receive a Disability Benefit.  Your Disability Benefit will be computed in the same was as if you were unmarried and about to retire — your years of Credited Service times $23.25.  You should note that the Joint and Survivor Benefits does not apply to Disability Benefits payable to you before you attain age 55.  In addition, you will not receive any additional Credited Service while Disability Benefits are being paid.

You are considered to be “totally and permanently disabled” when you have demonstrated that you are unable to engage in any regular employment for the Company and the Social Security Administration has issued a determination letter indicating that by reason of your disability you are entitled to receive disability benefits under the Federal  Social Security Act.  Also you will not be considered totally disabled if your disability is the result of chronic alcoholism, addiction to narcotics, intentionally self-inflicted injury or the commission of any act which results in the conviction of a felony.

Once you start receiving Disability Benefits you may be required to take a physical examination as often as twice a year to prove you are still permanently disabled.  If you fail to take the examination as requested by the Company, your Disability Benefits will stop and will not begin again until you do take the physical and reapply for benefits.  Disability Benefits will also be stopped if it is found you have recovered or that you have taken another job for wage or profit.  If your total disability continues until you reach age 65, your Disability Benefits will stop at that time and you will begin receiving the Normal Retirement Benefit.

If your disability is overcome and your return to work at Heim, you will not lose any of your previous Credited Service.  Also, you start adding additional Credited Service when you start working for the Company again.

How are benefits paid?

The Plan provides for your choice of the following monthly payment forms:

Joint and Survivor Benefits

Single Life Benefit

Joint Annuitant Benefit

Ten Year Certain and Life Option

Post-Retirement Joint and Survivor Benefit

The Joint and Survivor Benefit is the usual form of benefit paid to a married participant upon his retirement.  If you should die after retirement, this form of retirement benefit provides a continuing benefit for your spouse.

If you are married as of the date you retire (whether you retire on your Late Retirement Date, Normal Retirement Date, or take early retirement), you will automatically receive the Joint and Survivor Benefit unless your spouse waives their right to it.  The Joint and Survivor Benefit will be 85% of your monthly retirement benefit and your spouse would then be entitled to 55% of that reduced amount.

Example:   Age of Employee = 65

Age of Spouse = 65

Credited Service = 20 years

Your Lifetime Only Benefit	Joint and Survivor Benefit Factor	Your Age 65 Benefit

$465.00	X 85%	$395.25

You would receive $395.25 per month from the pension plan for the rest of your life.  After your death, your spouse would receive fifty-five percent (55%) or  $217.39 per month for the rest of his/her life.  The reason for your benefit reduction is to cover the cost of providing for the continuing benefit to your spouse.

You may elect not to receive this benefit.  If you wish to make this election, you and your spouse must sign the Joint and survivor Benefit form which will be provided to you by the Personnel Office and this election may be made at any time after you become eligible to retire but before your Actual Retirement Date.  If you elect to receive the Single Life Benefit as described below in place of the Joint and Survivor Benefit, your normal retirement benefit will not be reduced.   However, upon your death, your retirement benefits will cease and your surviving spouse would not be entitled to any benefits from the Plan.  Prior to your becoming eligible for normal retirement, you will be contacted by the Company and reminded about the Joint and Survivor Benefit and of your right to elect not to receive it.

If you take no action, the Joint and survivor Benefit will automatically be paid to you.  If you are considering early retirement, the Joint and survivor Benefit information will be provided to you by the Human Resources Office upon your request.

Single Life Benefit

A.           This is the form of retirement benefit which will be payable to you if:

1.               You are unmarried at your retirement, or

2.               You have elected not to receive the Joint and Survivor Benefit, or

3.               You have elected not to designate a Joint Annuitant under the Joint Annuitant Benefit as described below, or

4.               You have not elected the 10 Year Certain Option.

B.             The Single Life Benefit, as its name indicates, will be paid to you for your lifetime and will be discontinued at the time of your death.

Joint Annuitant Benefit

This optional form of retirement benefit provided for a continuing portion of your retirement benefit to be paid to another person or if you are married but do not wish to provide the Joint and Survivor Benefit to your spouse, you may designate any person to receive a benefit upon your death after normal retirement.  Please note, however, that this option is only available to you if you retire at or after  your Normal Retirement Date (age 65).  In addition, the Company must be notified and this option must be applied for no later than two (2) years before you reach your Normal Retirement Date.  If this election is filed after the date indicated above, then satisfactory evidence of your good health must be furnished at the time you file for this option.

The Joint Annuitant Benefit works in the same way as the Joint and Survivor Benefit.  You will receive a lower monthly benefit during our retirement and upon your death, the person you name, who is called your “Designated Beneficiary”, will receive fifty five percent (55%) of your reduced benefit for his or her lifetime upon your death.

If you decide to elect the Joint Annuitant Benefit, you cannot also provide a Joint and Survivor Benefit for your spouse nor can you have the Single Life Benefit.  You may, however, elect to provide for the 10 Year Certain Option, described below, and in addition to a Joint Annuitant or Joint and Survivor Benefit.

10 Year Certain and Life Option

This optional form of retirement benefit provides that you may take a reduced monthly benefit which would be paid to you for the rest of your life, with the further provision that if you die before receiving 120 monthly retirement benefits, the balance of any remaining monthly benefits would be paid to your Designated Beneficiary.  Thus, if you die 12 months after you retire, another 108 monthly benefit payments will be  made on your account to your beneficiary.  Please note, however, this option is only available to you if you retire at or after your Normal Retirement Date.  In addition, the Company must be notified and this option must be applied for no later than two (2) years before you reach your normal retirement date.  If this election is filled after the date indicated above, then satisfactory evidence of your good health must be furnished at the time you file for this option.

What Happens in the Event of My Death?

Death Prior to Retirement

If you have completed five (5) or more years of Vesting Service and you should die, your surviving spouse will receive a Pre-Retirement Joint and Survivor Benefit.  This benefit would be payable immediately if you are age 55 and have (10) years of credited service or, this benefit will be payable at the time you would have attained age 55 if you had lived.  At the time of your death, your benefit will be calculated as if you had decided to retire immediately before our death and were to receive the Post-Retirement Joint and Survivor Benefit.

Example:  Age Employee = 64

Age Spouse      = 64

Your Credited Service = 20 years

Your Benefit (Lifetime Only)		Early Retirement Factor

$325.00	X	94% = $305.50

Spouse Benefit Factor	Your Age 64 Benefit

85%	$259.68

You would have received a benefit of $259.68 per month if you had retired on the day of your death.  Your spouse is entitled to fifty-five percent of that amount, or $142.82 per month after your death at age 64.

If, however, you have not met the basic requirements of 5 years of Vesting Service, then upon your death prior to retirement, no retirement benefits will be payable.

Death After Retirement

Your surviving spouse or beneficiary’s right to receive retirement benefits upon your death after retirement are as explained previously.  Provided you are receiving the Joint and Survivor Benefit, this benefit would automatically commence to be paid to your surviving spouse or your Designated beneficiary upon your death.  In addition, should you have any benefits available under the 10 Year Certain and Life Option, these benefits would be paid to your surviving spouse or beneficiary.

What Happens if I Become Divorced or My Spouse Should Die?

If you should become divorced prior to retirement, your ex-spouse would not be eligible for any benefits under the Pre-Retirement Joint and Survivor Benefit.  If upon retirement you are married on your Actual Retirement Date and you were receiving the Post Retirement Joint and Survivor Benefits, and subsequently you became divorced, your ex-spouse would still be entitled to the Joint and Survivor Benefit upon your death.  If you divorce became final or if your spouse were to die before your Actual Retirement Date, you would be treated as an unmarried retiree and you would receive the Single Life Benefit rather than the reduced Post-Retirement Joint and Survivor Benefit.

If you become married after your Benefit Commencement Date, you will not be eligible for the Post-Retirement Joint and Survivor Benefit and no benefit will be payable to your new spouse upon your death, unless your new spouse is your beneficiary under the 10 Year Certain and Life Option and benefits are still available under this form of payment.

What is the Difference between Vesting Service and Credited Service?

Your employment service with the Company is used to measure your fulfillment or certain of the Plan’s requirements for eligibility for benefits and the amount of your benefits.

Vesting Service

Vesting Service is used to determine your right to receive a retirement benefit.  A year of Vesting is any calendar year in which you have received credit for 1,000 or more Hours of Service.  An “Hour of Service” is any hour for which you were paid by the company for the performance of duties, and also includes absence from work for any of the following reasons:

1.               Absence from work, up to a maximum of two (2) years, because of a work-related injury or disease during which Workers’ compensation benefits are paid and during which you would have been normally scheduled to work for the Company;

2.               A period of layoff, up to a maximum of twelve (12) months, unless you fail to return to work upon recall;

3.               Any temporary illness in which you receive compensation under a Company disability program, provided you have worked at least 170 hours in the year in which you became ill;

4.               Absence for paid vacations or paid holidays not worked;

5.               Any absence so credited under rules adopted by the Board.

The Hours of Service granted under the above conditions are pro-rated at the rate of 8 hours per day, 40 hours per week, and 174 hours per month, assuming you normally would have been scheduled to work during these absences.  If you have earned less than 1,000 Hours of Service in a calendar year, Vesting Service is earned at the rate of 1/12th of a year for the first 40 hours and 1/12th of a year for each 80 hours after that.  Only 1,000 hours are counted for a year of Vesting Service, even though you may work more than 1,000  hours in a particular year.

“Vesting” is a form of ownership or right to receive a retirement benefit.  You become vested in your retirement benefits after completing 5 years of Vesting Service with the Company.

Credited Service

Credited Service is used to determine the amount of retirement benefits you will receive.  A year of Credited Service is a calendar year in which you are credited with 1,700 total compensated hours.  All hours of work at a premium rate will be computed as straight-time hours.  In addition, you will also receive Credited Service for the following reasons:

1.               Absence from work because of vacations or because of a work-related injury or disease during which Workers’ Compensation benefits are paid up to a maximum of two (2) years and during which you would have been normally scheduled to work for the Company.

2.               Absence from work pursuant to an excused absence granted under the collective bargaining agreement with the Union.

3.               Active service with the Armed Forces of the United States if you return to work within 90 days of your discharge and if your re-employment rights are protected by any Federal law then in effect which relates to military service and re-employment.

Have There Been Any Changes in Service?

Yes.  As noted above, a new term called “Vesting Service” has been added to the Plan.  Prior to January 1, 1976, if you were a participant in this Plan, you received 1/10th of a year of Vesting Service for each month of Credited Service that you earned beginning with your most recent hire date prior to January 1, 1976.  Service after January 1, 1976 in which you complete 1,000 Hours of Service will be considered a full year of Vesting Service.  Service awarded under these circumstances will be rounded to the nearest 1/12th of a year.

Can I Lose My Benefits if I am not Vested?

Yes.  If you are not vested when you leave the Company, you will not receive any benefits from the Plan.  Therefore, if you have less than 5 years of Vesting Service and you do not return to work with the Company, you would lose all of the service that you had earned up  until the date of your termination.  However, if you return to work with the Company within a certain time period, your previous service can be counted.

Once you have 5 years of Vesting Service, terminate from the Company and subsequently return to work, all future service would be added to your previous service.  If does not  matter how long you may have been away from the Company provided you had 5 years of Vesting Service at the time of your termination.

What Happens If I Reach My Normal Retirement Date Before I have Completed Five Years of Vesting Service?

Any participant who reaches age 65 is automatically considered to be vested in whatever retirement benefits he or she had accrued up to that point.  Therefore, if you had become employed by the Company after attaining age 55 but prior to age 60 and worked until you reached age 65, you would be eligible for a retirement benefit based on your years of Credited Service.  Employees hired after age 60 are not eligible to join the plan.  You would not be eligible, however, to take early retirement as you would not have the required minimum 5 years of Vesting Service.

If I Have Five Years of Vesting Service and I Quit or I Am Terminated, What Happens to My Retirement Benefits?

If you have become vested (5 years of Vesting Service) and then you are terminated or you quit, the Company will hold your accrued benefit until your Normal Retirement Date.  If you had 10 years or more of Vesting Service, you may elect an early retirement benefit between the ages of 55 and 65, with reduced benefit payments beginning at any time prior to age 65 as elected by you.  If you have a spouse at the time your benefits commence, the Post-Retirement Joint and Survivor Benefit will be automatically paid unless you elect not to receive this form of benefit option.  The Pre-Retirement Joint and Survivor Benefit is not available to terminated employees.

How Do I Claim a Benefit?

All benefit applications (“claims”) are made by completing the retirement application form which is available from your local Human Resources Department.  The Human Resources Department will provide you with any help you may need in completing the form and explain all options that are available to you.  Please be sure you have completed the form accurately; if the wrong information is provided, this could cause a delay in processing your claim.

Your claim will be reviewed and either approved or denied within 90 days after the date of submission.  In certain cases the Board may require more time to review your claim.  If such is the case, you will receive a notice stating that more time is needed and identifying the reasons why.  The Board may require up to an additional 90 days to approve or deny a particular claim.

It is the intent of the Board and the Company to respond to all claims within the 90-day period.  If for some reason, however, you did not receive a notice of approval or denial of your claim or a notice indicating that more time is needed, the law permits you to assume that your claim has been denied and to proceed with a request for a review of the denial.  To save time, however, we suggest that before you do request a review, you contact your Human Resources Department to see if your claim has actually been denied or it is being held up for some other reason.

What If My Claim Is Denied?

If your claim to a benefit is denied in whole or in part, you will receive a written notice informing you of the denial.  The notice will state the specific reasons for denial and will refer to specific Plan provisions which caused the denial.  In addition, the notice will state whether additional information is needed to complete this claim and if so, why that additional information is necessary.  Finally, the notice will tell you what steps must be taken in order to request a review of the denied claim.  Generally, to request a review of the denied claim, you must submit a written request of the Board within 60 days after receipt of the denial notice.

If a request for a review of a denied claim is not made within 60 days of the receipt of the denial notice, you shall be deemed to have waived your right to a review.

The Board will re-examine the denied claim, taking into consideration any additional information which you may provide in support of your claim.  You will receive a response to your request for a review within 60 days after your request is received by the Board.

Again, if more time is needed to review your claim, you will receive a notice stating that more time is needed and identifying the reasons why such additional time is needed.  The Board may require up to an additional 60 days to make a final decision on the review of a previously denied claim.

If, after the receipt of the decision of the Board you are still not satisfied with the decision rendered, you should contact the Human Resources Department.

The Human Resources Department will conduct a review of the claim and may contact the Board, you, the Trustee or any other person or persons as necessary to obtain information concerning the claim.  The Committee will inform you in writing of the final decision which has been reached within 30 days following the receipt of the review of the appealed decision (unless more time is required), in which case you will be notified that extra time is required.

May I See the Actual Plan?

Yes.  If you need more detail and technical information about this Plan, you may request an opportunity to examine the legal papers used in maintaining and reporting the Plan.  These papers are called the Plan Documents.  You may purchase copies of the documents if you wish.

May I Change My Mind?

If for some reason after you have made a benefit application you wish to revoke an election made under the Plan, you may do so prior to your Actual Retirement Date.  For example, if you named your sister as your beneficiary for the Joint Annuitant Benefit and your sister as your beneficiary for the Joint Annuitant Benefit and your sister dies, you can name another beneficiary as long as  you have not begun to receive your payment.  Your Actual Retirement Date is the cutoff date; no changes in any elections can be made after that date except that you may change your beneficiary under the 10-year Certain Option.  Thus, if the Joint and Survivor Benefit or the Joint Annuitant Benefit is in effect and your beneficiary or spouse dies before you do, you will continue to receive the reduced payments even though your beneficiary or spouse can never receive any benefits.

Are There Any Waiting Periods for My Election?

Yes.  If you make an election or change an election for the Joint Annuitant Benefit or the 10-Year Certain, your election must be made in writing and filed with the Company no later than two years prior to your Normal Retirement Date.  If such an election is made within two years of your Normal Retirement Date, you will be required to furnish the Company satisfactory evidence of your good health.

Other Facts You Should Know

Who Pays for All This?

The Company pays for the entire cost of this Plan.  The amount of the Company’s contribution to the Trust Fund is actuarially determined.

Administration of the Plan

The Company has the overall responsibility for the operations of the Plan.  These persons have the power to delegate authority for certain parts of the Plan to other persons.

Plan Benefits Are Insured

Benefits under this Plan are insured by a federally established corporation called the Pension Benefit Guaranty Corporation (PBGC) if the Plan terminates.  Generally, PBGC guarantees most vested normal retirement benefits, early retirement benefits and certain disability and survivor’s benefits.  However, PBGC does not guarantee all types of benefits and the amount of benefit protection is subject to certain limitations.

The PBGC guarantees vested benefits at the level in effect on the date of Plan termination.  However, if retirement benefits have been increased within five years prior to the Plan termination, the whole of the Plan’s vested benefits or the benefit increases may not be guaranteed.  In addition, there is a ceiling on the amount of monthly benefit the PBGC guarantees which is adjusted periodically.

For more information on the PBGC insurance protection and implementations, ask the Board or the PBGC.  Inquiries to the PBGC should be addressed to the Office of Communications, PBC, 2020K Street, N.W., Washington, D.C. 20006.  The PBGC Office of Communications may also be reached by calling 202-254-4817.

Names and Addresses You Should Know

The Plan Administrator is:  RBC Heim Bearings, 60 Round Hill Road, Fairfield, CT 06430, telephone (203) 255-1511.

The Trustee of the Plan is:  Frank Russell Trust Company, 909 A Street Tacoma WA 98402, (206) 572-2282.

The Paying Agent is:  State Street Bank, Retirement Investment Services, P.O. Box 1389, Boston, Massachusetts 02104-1389

The agent for services of legal process is:  RBC Corporate Offices, 60 Round Hill Road, Fairfield, CT 06430, (203) 255-1511.

Legal process may also be served on the board of the Trustee at the appropriate address, as indicated above.

The employer identification number is 21-073351, which number identified the Company to the government.  The Plan number is 047 which identifies the Plan to Heim and to the government.  Any correspondence concerning the Plan should always include those two numbers.

Your Rights Under ERISA

The following statement is required by regulations released under the Employee Retirement Income Security Act of 1974 (ERISA).

As a participant in the Hourly Payroll Retirement Income Plan, the Heim Bearings Hourly Pension Plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan Participants shall be entitled to:

Examine, without charge, at the office of the Plan Administrator, and at other specified locations, such as local Personnel Offices, all Plan Documents, including trust agreements insurance contracts and copies of agreements, insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions;

Obtain copies of all Plan Documents and other Plan information upon written request to the office of the Plan Administrator (the Plan Administrator may make a reasonable charge for the copies);

Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this Summary Annual Report (“SAR”), and;

Obtain a statement telling you whether you have a right to receive a pension at normal retirement age(65) and if so what your benefits would be at that age if you were to stop working under the Plan now.  If you do not have a right to a pension, the statement will tell you haw many more years you  have to work to get a right to a pension (become “vested”). This statement must be requested in writing and is not required to be given more than once a year.  The Plan must provide the statement free of charge.

In addition to creating rights for Plan Participants (ERISA) imposes duties upon the people who are responsible for the operation of the employee benefit plans.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of your and other Plan Participants and beneficiaries.  No one, including your employer, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or for exercising your rights under ERISA.

If your claim for a pension benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and you do not receive them within 30 days, you may file suit in federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials you requested were not sent to you because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied in whole or in part, you may file suit in a state of federal court.  If is should happen that Plan Fiduciaries misuses the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay those costs and fees.  For example, if it finds your claim is frivolous.  If you have any questions about your Plan you should contact your local Human Resources Office of the Office of the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

Before You Go

We urge you to again read this Summary Plan Description which describes highlights of your retirement income plan.  It is important for you to know what to expect when you approach retirement age.  The time to understand your Plan is now, before you need it.

If, after reading this booklet you still do not understand the benefits you may receive from the Plan, contact your Human Resources Office for assistance.  The Human Resources Office can either answer your questions or help you find the information you need.  You will be informed of any changes in the Plan  which could affect your benefits.  Subject to the provisions of the Plan, the Company reserves the right to amend or terminate this Plan at any time.

TABLE I

HEIM HOURLY PAYROLL

RETIREMENT PLAN

EARLY RETIREMENT FACTORS

(Applied to the Accrued Benefit at Date of Early Retirement)

Age at Early Retirement	Factor

55	40
56	46
57	52
58	58
59	64
60	70
61	76
62	82
63	88
64	94
65	100

The above factors would be increased or decreased by one half percent (1/2%) per month depending on the age in months and years of the retiree.

TABLE II

Factors to Convert Pension Payable Under Normal Form (Single Life Benefit) to a 10 Year Certain and Life Option.

Age	Male	Female

55.972		.987
56.969		.985
57.966		.983
58.962		.981
59.958		.979
60.953		.977
61.948		.973
62.942		.970
63.935		.965
64.928		.961
65.919		.955
66.909		.949
67.898		.942
68.887		.933
69.874		.922
70.860		.910